UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12.

AT&T Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

The following letter was first sent, together with a copy of AT&T Corp.’s definitive proxy statement, to the top 250 shareholders of record of AT&T Corp., on or about May 23, 2005.

Peter J. Milligan	One AT&T Way
Vice President — Investor Relations	Room 3A189
Bedminster, NJ 07921

May 23, 2005

Dear Institutional Investor:

We are pleased to provide you with our 2005 Notice of Annual Meeting and Proxy Statement and our amended 2004 10-K. AT&T’s Annual Meeting will be held on June 30, 2005, at the Colorado Convention Center in Denver, Colorado at 9:30 a.m. Mountain Time. We are providing this material for informational purposes only. No proxy card is enclosed. You can, however, expect to receive a complete set of proxy materials shortly, including a proxy card for voting, from your custodian bank or broker.

In addition to the election of directors and ratification of auditors, we are asking you to adopt the merger agreement that AT&T has entered into with SBC Communications Inc. AT&T and SBC believe that the merger will create one of the nation’s leading communications companies, with significant national and global reach. If the merger is completed, AT&T shareowners will receive 0.77942 of a share of SBC common stock for each share of AT&T common stock held immediately prior to the merger. In addition AT&T will declare a special dividend of $1.30 per share which it intends to pay, assuming the merger is approved, as soon as practicable after the closing of the merger. After careful consideration, the AT&T board of directors has adopted the merger agreement and declared that the merger and the transactions contemplated by the agreement, including the special dividend, are advisable and recommend that you vote your shares “YES” to approve the merger.

Your vote is important to us. In fact, the merger requires approval by at least 50 percent of AT&T’s shares outstanding, with non-votes counting as a “NO” votes. We would like to further discuss the merger agreement with you and will contact you shortly to discuss any questions you might have on this or any other voting item scheduled for the 2005 Annual Meeting. In the meantime, feel free to contact the AT&T Investor Relations Department directly at 908-532-1680.

We look forward to speaking with you soon.

Yours truly,

enclosures